AMENDMENT NO. 1 TO OMNIBUS AMENDMENT AGREEMENT

THIS AMENDMENT NO. 1 OMNIBUS AMENDMENT AGREEMENT (this “AMENDMENT”) is entered into as of August 6, 2018, to be effective as of June 24, 2018, by and among AQUA METALS, INC., a Delaware corporation (the “Company”), INTERSTATE BATTERIES RECYCLING, LLC, a Delaware limited liability company (“IBR”) and INTERSTATE EMERGING INVESTMENTS, LLC (“Interstate Emerging,” and together with IBR, “Interstate”).

RECITALS

WHEREAS, the Company and Interstate Emerging entered into that certain Credit Agreement, dated as of May 18, 2016 (the “Credit Agreement”), pursuant to which Interstate Emerging loaned to the Company the original principal amount of $5,000,000 (the “Loan”) pursuant to a Promissory Note, dated May 24, 2016 (the “Note”), upon the terms and conditions set forth in the Credit Agreement and the Note.

WHEREAS, in connection with the Loan, the Company issued to Interstate Emerging Warrant No. 2016-1 to purchase up to 702,247 shares of common stock of the Company at an exercise price of $7.12 per share, which Warrant was amended to extend the Expiration Date (as such term is used in the Warrant) to June 24, 2018 (as amended, the “Warrant”).

WHEREAS, the Company and IBR entered into that certain Supply Agreement, dated as of May 18, 2016 (the “Supply Agreement”), pursuant to which IBR agreed to supply, and the Company agreed to purchase, used lead acid batteries upon the terms and conditions set forth in the Supply Agreement.

WHEREAS, the Company and Interstate Emerging entered into that certain Investor Rights Agreement, dated as of May 18, 2016 (the “Investor Rights Agreement” and, together with the Credit Agreement, the Note, the Warrant and the Supply Agreement, in each case as amended to date, the “Transaction Documents”), pursuant to which Interstate Emerging was granted, among other things, certain registration rights and pursuant to which the Company shall be required to pay to Interstate Emerging penalties upon the occurrences of certain key man events.

WHEREAS, Interstate Emerging claims that the Company has breached Section 7.7 of the Credit Agreement as a result of the Company’s acquisition of Ebonex IPR Limited (the “Claimed Breach”).

WHEREAS, the Company and Interstate have previously entered into an Omnibus Amendment Agreement dated June 24, 2018 (“Original Agreement”) for purposes of waiving the Claimed Breach and the Clarke Penalty (as hereinafter defined) and to amend the Warrant and the Supply Agreement, all in accordance with the terms and subject to the conditions set forth therein, and now wish to enter into this Amendment for purposes of effecting certain non-substantive structural changes to the agreements reached by way of the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1. Recitals Incorporated. The Recitals set forth above are hereby incorporated by reference as if the same were fully set forth herein.

2. Waivers. Interstate Emerging hereby waives the Claimed Breach and acknowledges that an Event of Default under Section 7.7 of the Credit Agreement as a result of the Company’s acquisition of Ebonex IPR Limited is not continuing.

3. Waiver of Clarke Penalty. Interstate Emerging hereby waives the penalty (the “Clarke Penalty”) under the Investor Rights Agreement which is currently due as a result of the occurrence of a Clarke Key Man Event (as such term is defined in the Investor Rights Agreement). For the avoidance of all doubt, Interstate Emerging does not waive, and hereby reserves any and all rights relating to, including its right to payment of a penalty upon the occurrence of, a Mould Key Man Event (as such term is defined in the Investor Rights Agreement).

4. Amendments to Agreements.

a. Warrant. The Warrant is hereby modified (i) to amend the term “Expiration Date” as used in the Warrant to mean “June 23, 2020” and (ii) to amend the term “Exercise Price” as used in the Warrant to mean $3.33, subject to further adjustment as provided in Section 2 of the Warrant or otherwise.

b. Supply Agreement. The Company and IBR shall enter into an Amendment No. 1 to the Supply Agreement concurrent with the execution of this Amendment.

c. Investor Rights Agreement. The Investor Rights Agreement is hereby modified by deleting Section 1.1(a) of the Investor Rights Agreement and replacing it with the following:

(a)	Cotton Key Man Event. The term “Cotton Key Man Event” means Mr. Stephen Cotton ceases to (i) serve as the President of the Company or (ii) devote substantially all of his business time and attention to the Company, whether as a result of resignation, death, disability or otherwise.

Further, Section 4.1(a) of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

(a)	Unless a Key Man Replacement (as hereinafter defined) becomes effective in accordance with the provisions of this Section 4.1(a), the penalty payable pursuant to Section 4.1(b) shall only apply upon the occurrence of a Mould Key Man Event. Notwithstanding the foregoing sentence, the Company, in its sole and absolute discretion, may elect to replace the Mould Key Man Event with a Cotton Key Man Event (the “Key Man Replacement”) by delivering written notice of its election to the Investor. If the Company so elects a Key Man Replacement, the Company shall pay within three business days to the Investor, as a penalty, $500,000 by wire transfer of immediately available funds to the Investor’s account. If a Key Man Replacement becomes effective in accordance with the provisions of this Section 4.1(a), the penalty payable pursuant to Section 4.1(b) shall only apply upon the occurrence of a Cotton Key Man Event. The Company’s election shall be unconditional and irrevocable and shall become effective 20 days after receipt by the Company of the notice.

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Further, Section 4.1(b) of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

(b)	Upon the occurrence of either a Cotton Key Man Event or a Mould Key Man Event prior to May 18, 2019, the Company shall pay within five business days to the Investor, as a penalty, $2,000,000 total, payable, at the Company’s election, by wire transfer of immediately available funds to the Investor’s account or shares of Common Stock at a price per share equal to the VWAP of shares of Common Stock for the thirty (30) consecutive full Trading Days immediately preceding, but excluding, the date the Cotton Key Man Event or Mould Key Man Event occurs. If a Cotton Key Man Event occurs, such $2,000,000 penalty shall be in addition to the $500,000 penalty paid pursuant to Section 4.1(a).

Further, Section 4.2 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

4.2	Waiver of Penalties. If the Investor, in its sole and absolute discretion, agrees in writing with the Company on a mutually acceptable replacement for Messrs. Cotton or Mould, as the case may be, the penalty set forth in Section 4.1(b) shall be deemed waived by the Investor.

5. Representations and Warranties. Each party hereto represents and warrants that (i) it has the power and requisite authority and is duly authorized to execute and deliver this Amendment and to perform its obligations under the Transaction Documents to which it is a party, each as may be modified or amended hereby; (ii) this Amendment, and each modification or amendment of the Transaction Documents made hereby, has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iii) this Amendment, and each modification or amendment of the Transaction Documents made hereby, will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

6. Miscellaneous.

a. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Amendment shall not affect the enforceability of the remaining portions of this Amendment or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Amendment shall be declared invalid, this Amendment shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

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b. Further Assurances. Each party to this Amendment shall execute and deliver such further instruments and perform such further acts as may be requested by any party from time to time to confirm the provisions of this Amendment, and the Transaction Documents, to correct any errors in the documenting of the transaction, or to carry out more effectively the purposes of this Amendment and the Transaction Documents.

c. Successors and Assigns. This Amendment shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives and assigns.

d. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the conflict of laws provisions of said state.

e. Entire Agreement. This Amendment constitutes all of the agreements among the parties relating to the matters set forth herein and supersedes all other prior or concurrent oral or written letters, agreements and understandings with respect to the matters set forth herein. This Amendment may not be amended, modified, or otherwise changed in any manner except by a writing executed by all of the parties hereto.

f. Counterparts. This Amendment may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument.

g. Benefits of Agreement; No Third-Party Rights. None of the provisions of this Amendment shall be for the benefit of or enforceable by any person not a party hereto. Nothing in this Amendment shall be deemed to create any right in any person not a party hereto, and this Amendment shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

h. Effect of Amendment. Except as set forth in this Amendment, all other provisions of the Transaction Documents shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment on the day and year first above written.

COMPANY:

AQUA METALS, INC.

By:	/s/ Steve Cotton
Steve Cotton,
President

INTERSTATE EMERGING:

INTERSTATE EMERGING INVESTMENTS, LLC

By:	/s/ Will McDade
Will McDade,
Chief Financial Officer

IBR:

INTERSTATE BATTERIES RECYCLING, LLC

By:	Interstate Batteries, Inc., its sole member

By:	/s/ Will McDade
Will McDade,
Chief Financial Officer